As filed with the Securities and Exchange Commission on December 1, 2006
                                                                                                          Registration No. _______
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TB WOOD’S CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	440 North Fifth Avenue Chambersburg, PA, 17201	25-1771145
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

TB WOOD’S CORPORATION 2006 STOCK-BASED INCENTIVE COMPENSATION PLAN (Full Title of the Plan)

Joseph C. Horvath
Chief Financial Officer
TB Wood’s Corporation
440 North Fifth Avenue
Chambersburg, PA, 17201
(Name and Address of Agent for Service)
(717) 264-7161
(Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

David E. Schulman, Esquire Dechert LLP 1775 I Street, N.W. Washington, D.C. 20006 (202) 261-3300

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee

Common Stock, par value $0.01 per share	325,000 shares	$14.825	$4,818,125	$515.54

(1)	The registration fee for the shares of Common Stock to be issued pursuant to options reserved but not yet granted under the TB Wood’s Corporation 2006 Stock-Based Incentive Compensation Plan (the “Plan”) was calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of $14.825 per share, the average high and low prices of Common Stock par value $0.01 per share (“Common Stock”) of the Registrant as reported on the NASDAQ Global Market on November 24, 2006. Pursuant to Rule 416(a), this registration statement (the “Registration Statement”) shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents, as originally filed with the Commission by TB Wood’s Corporation (the “Registrant”) are hereby incorporated herein by reference:

1. The Registrant’s annual report for the fiscal year ended December 31, 2005, filed on Form 10-K on March 24, 2006 and quarterly reports for the fiscal quarters ended March 31, 2006, filed on Form 10-Q on May 5, 2006, June 30, 2006, filed on Form 10-Q on August 8, 2006, and September 30, 2006, filed on Form 10-Q on November 14, 2006.

2. All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2005.

3. The description of the Common Stock of the Registrant contained in the Registrant’s Registration Statement No. 33-96498 on Form S-1, filed with the Commission on September 1, 1995, and including any amendment filed for the purpose of updating such description, pursuant to Section 12 of the Exchange Act.

4. All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Dechert LLP has given an opinion, which is filed as an exhibit to this Registration Statement, regarding the validity of the securities registered hereby. As of November 14, 2006, Barton J. Winokur, partner at Dechert LLP, beneficially owned 30,939 shares of the Registrant’s Common Stock.

Item 6.     Indemnification of Directors and Officers.

As permitted by the Delaware Law, the Company’s Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Company’s By-laws provide for indemnification of the Company’s officers and directors to the fullest extent permitted under Delaware law. Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The directors and officers of the Company are insured against certain liabilities under the Company’s directors’ and officers’ liability insurance.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description

5.1	Opinion of Dechert Filed herewith

23.1	Consent of Dechert Included in Exhibit 5.1

23.2	Consent of Grant Thornton LLP Filed herewith

24.1	Power of Attorney Included on signature page

Item 9. Undertakings.

     (a)      The undersigned Registrant hereby undertakes:

                (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4)      That, for the purpose of determining liability of the Registrant under he Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                      (i)      Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

                      (ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

                      (iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

                      (iv)      Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

           (b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chambersburg, Commonwealth of Pennsylvania, on this 1st day of December, 2006.

TB WOOD’S CORPORATION
By:
Joseph C. Horvath
Chief Financial Officer

POWER OF ATTORNEY

          KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph C. Horvath, his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title

G. John Krediet	Chairman and Director

William T. Fejes	President, CEO and Director (Principal Executive Officer)

James R. Swenson	Director

Rick Lazio	Director

Frank D. Osborn	Director

Michael R. Zimmerman	Director

Joseph C. Horvath	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Dechert Filed herewith

23.1	Consent of Dechert Included in Exhibit 5.1

23.2	Consent of Grant Thornton LLP Filed herewith

24.1	Power of Attorney Included on signature page